Exhibit 10.23

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of the 10th day of January, 2012, by and between SEMGROUP CORPORATION, a Delaware corporation (“SemGroup”) and David B. Gorte. SemGroup and its direct and indirect subsidiaries and its affiliates are sometimes collectively referred to herein as (the “Company”).

WITNESSETH:

WHEREAS, Consultant has experience and expertise in providing business development expertise relating to SemGroup’s corporate business development efforts requested by SemGroup’s management; and

WHEREAS, the Company wishes to obtain certain services from Consultant in connection with its operations and Consultant is willing to provide such advice and assistance to the Company on the terms specified herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1. SERVICES TO BE PERFORMED. The services to be provided by Consultant shall consist of assisting the corporate business development team with various growth projects by providing consulting services, including, without limitation, data and advice regarding economic fundamentals, transaction structuring, analysis and financing; assisting in transaction and contract negotiation and providing commodity price hedging advice (collectively, the “Services”). All of the Services shall be rendered at the request and under the general direction of Norm Szydlowski, SemGroup’s CEO or Tim O’Sullivan, SemGroup’s Vice President of Corporate Planning and Strategic Initiatives. Subject to Paragraph 10 below, SemGroup will cause the Company to provide Consultant such information about the business activities of the Company as Consultant may reasonably require in order to carry out the Services.

2. STANDARD OF PERFORMANCE. All of the Services will be performed by Consultant with a level of skill and care generally exercised by other professional consultants engaged in performing the same or similar services. In performing the Services, Consultant will cooperate fully and completely with the CEO and VP of Corporate Planning and Strategic Initiatives of SemGroup Corporation and other personnel of the Company as requested by such persons and comply fully with all applicable laws.

3. RELATIONSHIP. The relationship between SemGroup and Consultant shall be that of independent contractors and Consultant shall not be or be deemed to be a partner, agent or employee of SemGroup or any of its affiliates. Consultant shall not be eligible to participate in any employee pension, insurance, medical, retirement or other fringe benefit plan of SemGroup or any of its affiliates on account of the provision of Services pursuant to this Agreement.

4. TERM. This Agreement shall become effective on February 2, 2012 and shall terminate on December 31, 2012, unless earlier terminated in accordance with Paragraph 13 hereof or unless extended by the mutual agreement of the parties hereto.

5. AVAILABILITY. Consultant shall use reasonable efforts to be available, on a non-exclusive basis, to perform the Services for SemGroup on a project basis, subject to other business and personal commitments. The Company will not require Consultant to be available on a full-time basis. Nothing in this Agreement shall prevent Consultant from entering into other business arrangements, including other consulting services, for other persons or entities, provided that such arrangements do not conflict with the Services to be provided hereunder. Consultant shall use reasonable efforts to provide SemGroup at the end of each month a schedule of his anticipated availability to perform Services for the upcoming month.

6. COMPENSATION. SemGroup shall pay Consultant $175 for each hour worked in connection with providing the Services, which shall be payable monthly in arrears. Consultant will invoice SemGroup for the Services performed, along with reasonable detail regarding the Services provided, no later than 30 days following the last day of the month in which Services were provided. SemGroup shall remit payment for the Services and reasonable expenses within 30 days of receipt of such invoice from the Consultant. SemGroup shall pay Consultant $87.50 for each hour of travel time, including without limitation, from Consultant’s address as noted herein, to and from any location requested by SemGroup.

7. EXPENSES AND FACILITIES. SemGroup shall reimburse Consultant for all reasonable business expenses, including, without limitation, reasonable travel expenses paid or incurred by Consultant directly in connection with the performance of the Services. In addition, when it is required that the Consultant work out of the Tulsa office, SemGroup shall make available to Consultant without charge appropriate office space, office equipment, secretarial assistance, parking and communications equipment at the Company’s offices in Tulsa, Oklahoma. SemGroup shall make available to Consultant at no or nominal cost such data available to SemGroup related to the Services as reasonably requested by Consultant.

8. TAXES. Consultant will pay, be fully responsible for and indemnify SemGroup and its affiliates against taxes attributable to the compensation payable to Consultant hereunder, including, without limitation, income, unemployment, social security and medicare taxes.

9. INDEMNIFICATION. SemGroup will indemnify Consultant and hold Consultant harmless from and against any and all expense or liability (including, but not limited to, attorneys’ fees and expenses) which arises as a result of any claim or liability relating to Consultant’s provision of the Services, provided such liability is not as a result of Consultant’s negligence, willful misconduct or failure to comply with the provisions of this Agreement. This indemnification shall survive the termination of this Agreement.

10. CONFIDENTIALITY. Except with SemGroup’s prior written consent or as otherwise required or allowed by law, Consultant will hold in confidence, not disclose to any other person or entity or use for Consultant’s own personal benefit or the benefit of any other person or entity all information regarding the Company, its employees and the business activities conducted by the Company, which Consultant obtains or becomes aware of during the course of providing Services, unless such information has become publicly available other than as a result of a breach of this Agreement by Consultant. The requirements of this Paragraph 10 shall survive expiration or termination of this Agreement for a period of two (2) years.

11. COMPLIANCE WITH LAWS AND RULES. The Parties acknowledge that SemGroup and all of its employees, officers, directors and representatives are subject to the United States Foreign Corrupt Practices Act (“FCPA”) and that, accordingly, all of Consultant’s activities under or in connection with this Agreement are subject to the requirements of the FCPA. Consultant warrants that it has read and understands the full text of the Anti-Corruption Policy issued by SemGroup dated August, 2011 (the “Policy”) and the Code of Business Conduct and Ethics issued by SemGroup dated August, 2011 (the “Code”). Consultant further warrants and agrees that it and all who act on its behalf will fully and faithfully comply with all requirements of the FCPA, the Policy and the Code, as the same may hereafter be amended from time to time, in connection with all of its activities under or in respect of this Agreement. Specifically, Consultant warrants and agrees that neither it nor anyone acting on its behalf will pay, offer to pay or give anything of value to any government official, political party or political candidate, any public international organization official or any other person with the knowledge that the payment, promise or gift, in whole or in part, will be passed on to any of the foregoing in order to influence an official act or decision that will assist SemGroup or Consultant in securing an improper advantage or in obtaining or retaining business or in directing business to any other person or entity. Consultant acknowledges that no employee, officer or other representatives of SemGroup is authorized to waive Consultant’s compliance with this Paragraph 11.

12. Intentionally Deleted

13. TERMINATION. Either party may terminate this Agreement for cause with immediate effect if the other party fails to comply with its obligations under this Agreement and does not cure such failure within five (5) business days after notice of such failure has been provided. In addition, either party may terminate this Agreement earlier upon thirty (30) days’ prior written notice to the other party. In the event of termination under this Paragraph 13, SemGroup shall pay Consultant the compensation, if any, due under Paragraph 6 and any amounts for which Consultant is entitled to reimbursement under Paragraph 7 through the date of termination.

14. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be effective upon delivery to the party at the party’s address or facsimile number stated herein. Either party may change such party’s address stated herein by giving notice of the change in accordance with this Paragraph 14.

If to SemGroup:	SemGroup Corporation.
Two Warren Place
6120 South Yale Avenue, Suite 700
Tulsa, OK 74136-4216
Facsimile: (918) 524-8687
Attn: Candice Cheeseman

If to Consultant:	David B. Gorte
2614 Sutton Court
Houston, TX 77027

15. ASSIGNMENT. All rights and obligations herein contained shall inure to the benefit of and be binding upon SemGroup, Consultant, their successors and their permitted assigns. Consultant shall not assign any rights or obligations under this Agreement without the prior written consent of SemGroup.

16. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Oklahoma, United States of America, excluding any conflict of law or other provisions referencing the laws of another jurisdiction.

17. ENTIRE AGREEMENT AND WAIVER. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any other understanding entered into by or on account of the parties with respect to the subject matter hereof to the extent inconsistent herewith. This Agreement may not be changed, modified or amended except in writing signed by the parties hereto. The failure of either party to exercise any rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CONSULTANT		SEMGROUP CORPORATION

By:	/s/ David B. Gorte	By:	/s/ Norman Szydlowski

Name:	David B. Gorte	Name:	Norman Szydlowski

		Title:	President and CEO

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